UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  October 15, 2012

 LEO MOTORS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-151381	95-3909667
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

291-1, Hasangok-dong
Hanam City, Gyeonggi-do	465-250
Republic of Korea
(Address of Principal Executive Offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2012 Jung Yong (John) Lee, Co- Chief Executive Officer and Co-President of Leo Motors, Inc. (the “Company”), resigned his position as interim Chief Financial Officer (“CFO”) and the board appointed Ho Seok (Bruce) Lee as both the new CFO and as a member of the board of directors.

Prior to his positions with the Company, Mr. Lee was an intelligence and operation analyst for the R.O.K.-U.S. Combined Forces Command from 2006 through 2008 in Seoul, Korea where his primary role involved validating intelligence and the reliability of sources.  From 2010 until 2011 Mr. Lee was a Business Development Assistant for GeoChem Remediation LLC, in New York, where his primary roles involved coordinating product alteration/development and clientele support.  From 2011 until 2012 Mr. Lee was a Tax Associate in the Financial Services/Global Banking unit at KPMG, LLP in New York where his primary roles involved performing financial statement analysis and converting international financial reporting standards into GAAP.  Mr. Lee received a bachelor’s degree from New York University and his Masters of Science in Accounting from the New York University Stern School of Business.

Also on October 15, 2012, the Company appointed Jun Heng Park as Co-Chief Executive Officer and as Co-President.

Mr. Park has been a director of the Company since October 15, 2012 and has led the Company with regards to its business planning and strategy since his appointment.  Mr. Park has managed several businesses including as Chief Executive Officer of the World Cyber Games in 2002.  Mr. Park was Chief Executive Officer of IAG KOREA Co. Ltd, Major Insurance Company in 2006.  Mr. Park was Chief Executive Officer of Unitech Co. Ltd., a computer assembly company in Korea from 2009 to 2010.  Mr. Park received his bachelor’s degree at Centennial College, Toronto. Canada and his business degree from George Brown College, Toronto, Canada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEO MOTORS, INC. (Registrant)

Dated: November 8, 2012	By: \s\ John Jung Yong Lee
John Jung Yong Lee
Chief Executive Officer